Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Altamira Therapeutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.002 per share	Rule 457(o)	-	-	$5,000,000.00	(3)	$0.0001476	$738.00
Other	Pre-Funded Warrants	Rule 457(g)	-	-		(3)(4)	-	-
Other	Series A-1 Warrants	Rule 457(g)	-	-		(4)	-	-
Other	Series A-2 Warrants	Rule 457(g)	-	-		(4)	-	-
Other	Placement Agent Warrants(5)	Rule 457(g)	-	-		(4)	-	-
Equity	Common Shares underlying Pre-Funded Warrants(3)	Rule 457(o)	-	-		(3)	-	-
Equity	Common Shares underlying Series A-1 Warrants	Rule 457(o)	-	-	$5,000,000.00		$0.0001476	$738.00
Equity	Common Shares underlying Series A-2 Warrants	Rule 457(o)	-	-	$5,000,000.00		$0.0001476	$738.00
Equity	Common Shares underlying Placement Agent Warrants	Rule 457(o)	-	-	$406,250.00	(5)	$0.0001476	$59.96

Total Offering Amounts					$15,406,250.00			$2,273.96
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$2,273.96

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	The proposed maximum aggregate offering price of the Common Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants sold in the offering and the proposed maximum aggregate offering price of the Pre-Funded Warrants proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Shares sold in the offering, and, as such, the proposed maximum aggregate offering price of the Common Shares and Pre-Funded Warrants (including the Common Shares issuable upon exercise of the Pre-Funded Warrants), if any, is $5,000,000.
(4)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Shares issuable upon exercise of the warrants.

(5)	As estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Common Shares underlying the Placement Agent Warrants is $406,250.00, which is equal to 6.5% of the proposed maximum aggregate offering price of the Common Shares to be sold in the offering at an exercise price equal to 125% of the combined public offering price per Common Share and accompanying Series A-1 warrant and Series A-2 warrant.